THEY SAY

MONEY

IS POWER.

But only one bank gives you the power to get more out of your money.

Process Sherpa:

A quiet expert who sees the day-to-day as an organic, evolving path that can always be traveled in a far more efficient way.

First Niagara will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). Shareholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Niagara and Great Lakes, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by First Niagara also can be obtained, when available and without charge, by directing a request to First Niagara Financial Group, Inc., Attention: Anthony M. Alessi, Investor Relations, 6950 South Transit Road, P.O. Box 514, Lockport, New York, (716) 625-7692, or to Great Lakes Bancorp, Inc., Attention: Andrew W. Dorn, Jr., 2421 Main Street, Buffalo, New York (716) 961-1920.

Great Lakes, First Niagara and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Great Lakes in connection with the acquisition. Information about the directors and executive officers of Great Lakes and their ownership of Great Lakes common stock is set forth in Great Lakes' most recent proxy statement as filed with the SEC, which is available at the SEC's Internet site (http://www.sec.gov) and at Great Lakes' address in the preceding paragraph. Information about the directors and executive officers of First Niagara is set forth in First Niagara's most recent proxy statement filed with the SEC and available at the SEC's Internet site and from First Niagara at the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

THE FUTURE IS FULL OF ENDLESS POSSIBILITIES.

Shouldn't your money be, too?

fnfg.com
1-800-421-0004

First Niagara



The value of the dollar may change, but its true worth depends on what you do with it.

At First Niagara, we can help get your money's momentum building towards financial success. You see, we give you an unparalleled range of products and services, plus relationship managers who can help keep your finances on track, not just today, but for the long haul.

- **Headquartered in WNY since 1870**
- **Strong community bank commitment**
- **Over 100 branches across Upstate NY**
- **Full range of consumer, business, and municipal banking services**
- **Sophisticated commercial cash management, remote deposit capture and merchant services**
- **Commercial Insurance Agency representing more than 100 carriers***
- **Benefits consulting services, compensation, and actuarial services, health and welfare services**
- **Auto, home, and health insurance, representing more than 50 carriers***

So, whether you're starting a new business or a new family, we can help you secure your future and reach your goals. Because, for our money, that's what makes a great bank. To make us yours, visit fnfg.com. Or stop into a branch today.

The power to get more out of your money.

The power of First Niagara.

* Through First Niagara Risk Management, Inc.

First Niagara